Exhibit 99.1

CONTACT:	Richard G. Satin – Vice President of Operations and General Counsel
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS RECORD REVENUES

AND RECORD EARNINGS FOR THE THREE AND SIX MONTHS ENDED

SEPTEMBER 30, 2004

Second Quarter Net Income Rises 12% on 9% Revenue Increase

HAUPPAUGE, N.Y., October 25, 2004 – Medical Action Industries Inc. (NASDAQ/NM:MDCI), a leading supplier of medical and surgical disposable products, today reported the highest quarterly revenue and net income in its history for the three and six months ended September 30, 2004.

Net sales for the second quarter reached a record $35,146,000, an increase of $2,790,000 or 9%, over the $32,356,000 in net sales reported for the three months ended September 30, 2003. Income before income taxes improved to a record $4,247,000 in the second quarter as compared to $3,850,000 in the comparable period in fiscal 2004. Net income for the period increased 12% to a record $2,661,000 or $.26 per basic share ($.26 per diluted share), compared with $2,376,000 or $.24 per basic share ($.23 per diluted share), reported for the comparable quarter in fiscal 2004.

Net sales for the six months ended September 30, 2004 totaled a record $68,467,000, an increase of $5,490,000 or 9%, over the $62,977,000 in net sales reported for the six months ended September 30, 2003. Income before income taxes reached a record $8,185,000 for the six months ended September 30, 2004. Net income for the six months ended September 30, 2004 increased 13% to a record $5,130,000 or $.50 per basic share ($.49 per diluted share).

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (EST) on October 25, 2004. You may participate in the conference call by calling 1-888-889-5345 and asking for the Medical Action conference call with Paul D. Meringolo, CEO and President. The conference call will be simultaneously webcast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 2:00 p.m. (EST) on October 25, 2004.

“Our record operating results reflect growth from our line of minor procedure kits and trays and operating room towels,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

In connection with the recent adoption of new SEC rules on corporate disclosure, Medical Action is providing limited guidance on several aspects of its fiscal 2005 performance. The following statements are based on current expectations. These are forward-looking statements and actual results may differ materially, as discussed later in this release.

•	For the year ended March 31, 2005, Medical Action anticipates reporting record net income for the eighth consecutive year and record revenue for the tenth consecutive year.

•	Medical Action anticipates that earnings per share in the third quarter of fiscal 2005 should be in the range of $.23 to $.25 per diluted share.

•	Consolidation within the health care industry together with our strong cash flow will continue to drive our acquisition strategy.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary offices, out-patient surgery centers and long-term care facilities. Medical Action is a leading manufacturer and distributor of many of its products in the markets we compete in. Our products are marketed through an extensive network of direct sales personnel and independent distributors. Medical Action has preferred vendor agreements with national distributors, as well as contracts with nearly every major group purchasing alliance. The Company’s common stock trades on the NASDAQ National Market System under the symbol MDCI and is included in the Russell 2000 Index.

This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(Unaudited)

	For the Three Months Ended		For the Six Months Ended
	9/30/04	9/30/03	9/30/04	9/30/03
Net sales	$35,146,000	$32,356,000	$68,467,000	$62,977,000
Gross profit	9,020,000	8,481,000	17,810,000	16,626,000
Selling, general and administrative expenses	4,697,000	4,396,000	9,440,000	8,765,000
Income before income taxes	4,247,000	3,850,000	8,185,000	7,322,000
Net income	2,661,000	2,376,000	5,130,000	4,560,000
Earnings per share:
Basic	.26	.24	.50	.46
Diluted	.26	.23	.49	.45
Weighted average Number of shares outstanding:
Basic	10,254,603	9,960,083	10,241,258	9,916,873
Diluted	10,435,194	10,190,807	10,437,922	10,167,019

Summary Balance Sheet Data

	September 30, 2004	March 31, 2004
Receivables (net)	$10,910,000	$10,670,000
Inventories	18,179,000	18,616,000
Total assets	84,033,000	85,297,000
Total current liabilities	12,988,000	13,633,000
Long-term debt, less current portion	4,705,000	11,720,000
Shareholders’ equity	63,203,000	56,807,000

Key Financial Statistics

Current ratio	2.4	2.3
Debt to equity ratio	.14	.30
Book value per share	$6.16	$5.57

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